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                                                                    Exhibit 23.1
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                      Consent of Independent Accountants

The Board of Directors
WorldCorp, Inc.:

We consent to the use of our report with respect to the balance sheets of US Order, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1994, dated January 20, 1995, except as to note 4(b), which is as of February 16, 1995, and note 13, which is as of April 6, 1995, included in the US Order, Inc. prospectus dated June 1, 1995 which is included in the Form 8-K of WorldCorp, Inc. dated June 9, 1995.

                                                         KPMG PEAT MARWICK LLP

Washington, D.C.
June 9, 1995